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                                                                 Exhibit 10-A(2)



                    SECOND AMENDMENT TO THE DANA CORPORATION
                          ADDITIONAL COMPENSATION PLAN



     Pursuant to Resolutions of the Corporation's Board of Directors adopted on December 12, 1995, the Dana Corporation Additional Compensation Plan (the "Plan") is hereby amended, effective January 1, 1996, as follows:

1. Amend the first four sentences of the sixth paragraph of Section 5A of the Dana Corporation Additional Compensation Plan ("Plan") to read in their entirety as follows:

                       "Each Participant may convert, in any
                  percentage increment or dollar amount, any or all of the units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. Effective January 1, 1996, these election(s) can be made at any time within five years following the participant's retirement or termination of service, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation."